SEPARATION AGREEMENT AND FULL RELEASE

This Agreement and Full Release (the “Agreement”), dated as of May 29, 2018 is by and between Michael R. Bourque, Jr., (the “Individual”) and Ocwen Financial Corporation and Ocwen Mortgage Servicing, Inc., including without limitation their parents, subsidiaries and affiliates (hereafter “Ocwen” or the “Company”). In consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Termination Date and Acknowledgments.

Individual and the Company will end their employment relationship on June 22, 2018 (“Termination Date”). Individual will receive all ordinary compensation and benefits he is entitled to during that time. Effective immediately on the Termination Date, Individual agrees to irrevocably resign from any and all positions as an officer, employee, director, member, manager or any other position he serves in for Ocwen, including but not limited to: Executive Vice President and Chief Financial Officer, Ocwen Financial Corporation; Executive Vice President, Chief Financial Officer, Director and Committee Chairperson, Ocwen Mortgage Servicing, Inc.; Manager, Ocwen Freddie Advance Funding LLC; Chief Financial Officer and Manager, Ocwen Loan Servicing, LLC; President for Ocwen Mortgage Asset Holdings General Partner and Ocwen Mortgage Asset Holdings Inc.; and President, Chief Executive Officer and Chief Financial Officer, REO Management, LLC. Individual no longer will be authorized to transact business or incur any expenses, obligations and liabilities on behalf of the Company as of the Termination Date. Individual further agrees, in exchange for $1000.00, to return, transfer and assign all of his shares of Class I preferred stock of Ocwen Mortgage Servicing, Inc., being one thousand (1,000) such shares, to Ocwen Mortgages Servicing, Inc., which shares shall be cancelled without payment of any consideration to Individual, effective upon the Termination Date. Individual also agrees not to seek reinstatement, future employment, or other working relationship with the Company or any of its affiliates. Individual acknowledges that as of the Termination Date he will (i) receive all compensation and benefits owed for all hours worked through and including the Termination Date as a result of services performed for the Company as part of his final paycheck as part of the customary payroll schedule, except as further provided in this Agreement; and that (ii) Individual is not entitled to any additional or future compensation or benefits arising out of Individual’s employment with the Company, except for such compensation or benefits, if any, arising under the retirement or welfare benefits or plans of Ocwen to which Individual may be entitled by virtue of Individual’s employment with the Company, subject in all cases to the terms and conditions of the plans and agreements governing such benefits. Without limitation to the above, Individual acknowledges and agrees that (i) he is not entitled to any additional incentive or other bonus type compensation other than what has been included herein; (ii) Individual is not entitled to the vesting of any additional or future equity awards (iii) Individual has reported to the Company any and all work-related injuries which incurred during employment; (iv) the Company properly provided any leave of absence because of Individual’s or a family member’s health condition and Individual has not been subjected to any improper treatment, conduct or actions due to a request for or taking such leave; (v) Individual has had the opportunity to provide the Company with written notice of any and all concerns regarding suspected ethical and compliance issues or violations on the part of the Company or any other Released Parties; and (vi) Individual has reported any pending judicial or administrative complaints, claims, or actions filed against the Company or any other Released Parties. Further, Individual agrees that he will execute the Supplemental General Release and Acknowledgement, attached hereto as Exhibit A, after June 22, 2018 but within 10 days of receipt of his final paycheck, in exchange for an additional consideration in amount of $500.00, less applicable taxes and withholding.

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2. Consideration.

In consideration of Individual’s promises in this Agreement, the Company will provide Individual the gross sum of $125,000.00, less applicable withholding and taxes (the “Payment”). In accord with the terms of the Company’s U.S. Virgin Island Relocation Program, the Company will also pay the individual $50,000.00, less applicable withholding and taxes, in connection with his relocation from St. Croix (the “Relocation Reimbursement”). The Payment and the Relocation Reimbursement are contingent upon: (a) the Company’s receipt of this fully executed agreement, (b) Individual’s full performance of his duties in accordance with his role through the Termination Date, (c) Individual’s agreed resignation as state in paragraph 1 hereof, (d) the seven-day revocation period has passed without revocation of this Agreement, (e) Individual has executed and returned the Acknowledgment Form (Attachment B hereto) to the Company confirming Individual’s decision not to revoke this Agreement, and (f) Individual has returned all company property to the Company.

Amounts the Company is paying in consideration for the Agreement will be treated as taxable compensation but are not intended by either party to be treated, and will not be treated, as compensation for purposes of eligibility or benefits under any benefit plan of the Company, to the extent not inconsistent with the terms of the governing documents of the relevant plans. The Company will apply standard tax and other applicable withholdings to payments made to Individual. Individual agrees that the consideration the Company will provide includes amounts in addition to anything of value to which Individual already is entitled. The Company also will pay Individual any accrued but unused vacation regardless of whether Individual signs this Agreement.

Individual acknowledges and agrees that the separation payment is in full satisfaction of any amounts that may otherwise have been payable under any cash bonus or incentive, equity or other arrangement.

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3. Full and Final Release.

In consideration of the benefits provided by the Company, Individual, for Individual personally and Individual’s representatives, heirs, executors, administrators, successors and assigns, fully, finally and forever releases and discharges the Company and its affiliates, as well as their respective successors, assigns, parents, subsidiaries, officers, owners, directors, agents, representatives, attorneys, and employees (all of whom are referred to throughout this Agreement as the “Released Parties”), of and from all claims, demands, actions, causes of action, suits, damages, losses, and expenses, of any and every nature whatsoever, individually or as part of a group action, known or unknown, as a result of actions or omissions occurring through the date Individual signs this Agreement. Specifically included in this waiver and release are, among other things, claims of unlawful discrimination, harassment, or failure to accommodate; claims related to terms and conditions of employment; claims for compensation or benefits; claims for wrongful termination of employment and/or claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the National Labor Relations Act (NLRA), the Virgin Islands Wrongful Discharge Act, the Virgin Islands Civil Rights Act, the Virgin Islands Plant Closing Act, or any other federal, state or local statute, rule, ordinance, or regulation, as well as any claims in equity or under common law for tort, contract, or wrongful discharge. This Release does not include any claims for coverage by Individual under any applicable insurance policy in force during his tenure at Ocwen or under any indemnification agreement previously agreed to by the parties.

4. Agreement Not To Sue.

Other than an action for breach of this Release Agreement or as otherwise provided in paragraphs 6, 7 and 8, Individual expressly acknowledges that if Individual files any claim or lawsuit, or causes or aids any claim or arbitration to be filed on Individual’s behalf, regarding any matter described in this Release Agreement, the Company may be entitled to recover from Individual some or all money paid under this Release Agreement, plus attorneys’ fees and costs incurred in defending against such action, to the extent permitted by law.

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5. Advice of Counsel, Consideration and Revocation Periods, Other Information.

The Company advises Individual to consult with an attorney prior to signing this Agreement. Individual has 21 days to consider whether to sign this Agreement from the date Individual receives this Agreement and any attached information (“Consideration Period”). Individual must return this signed Agreement to the Company’s representative identified below within the Consideration Period. If Individual signs and returns this Agreement before the end of the Consideration Period, it is because Individual freely chose to do so after carefully considering its terms. Additionally, Individual shall have seven days from the date the Individual signs this Agreement to revoke this Agreement by delivering a written notice of revocation within the seven day revocation period to the same person as Individual returned this Agreement. If the revocation period expires on a weekend or holiday, Individual will have until the end of the next business day to revoke. This Agreement will become effective on the eighth day after Individual signs this Agreement provided Individual does not revoke this Agreement (“Effective Date”). Any modification or alteration of any terms of this Agreement by Individual voids this Agreement in its entirety. Individual agrees with the Company that changes, whether material or immaterial, do not restart the running of the Consideration Period.

6. No Interference with Rights.

Nothing in this Agreement is intended to waive claims (i) for unemployment or workers’ compensation benefits; (ii) for vested rights under ERISA-covered employee benefit plans as applicable on the date Individual signs this Agreement; (iii) for vested rights under ERISA-covered employee benefit plans that may arise after Individual signs this Agreement; (iv) for reimbursement of expenses under the Company’s expense reimbursement policies; or (v) which cannot be released by private agreement. In addition, nothing in this Agreement including but not limited to the acknowledgments, release of claims, proprietary information, confidentiality, cooperation, and non-disparagement provisions (i) limits or affects Individual’s right to challenge the validity of this Agreement under the ADEA or the OWBPA, (ii) prevents Individual from filing a charge or complaint with or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, National Labor Relations Board, the Securities and Exchange Commission, or any other any federal, state or local agency charged with the enforcement of any laws, including providing documents or any other information, without notice to the Company or (iii) limits Individual from exercising rights under Section 7 of the NLRA to engage in protected, concerted activity with other employees, although by signing this Agreement Individual is waiving rights to individual relief (including backpay, frontpay, reinstatement or other legal or equitable relief) in any charge, complaint, or lawsuit or other proceeding brought by Individual or on Individual’s behalf by any third party, except for any right Individual may have to receive a payment from a government agency (and not the Company) for information provided to the government agency.

7. Federal Defend Trade Secrets Act.

Notwithstanding the confidentiality and non-disclosure obligations in this Release and otherwise, Individual understands that as provided by the Federal Defend Trade Secrets Act, Individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

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8. Executive Cooperation.

Individual shall reasonably cooperate with Ocwen in connection with: (a) any internal or governmental investigation or administrative, regulatory, arbitral or judicial proceeding involving Ocwen with respect to matters relating to Individual’s employment with Ocwen (collectively, “Litigation”); (b) any audit of the financial statements of Ocwen with respect to the period of time when Individual was employed by or provided services to Ocwen (“Audit”); and (c) providing such other occasional advice, assistance and consultation as Ocwen may reasonably request from time to time on matters with which Individual was familiar and/or about which Individual acquired knowledge, expertise and/or experience during the time that Individual was employed by Ocwen to help ensure a smooth transition of his position; provided that such cooperation does not unreasonably interfere with Individual’s then-current professional or personal commitments. Individual acknowledges that such cooperation may include, but shall not be limited to, Individual making himself available to Ocwen (or their respective attorneys or auditors) upon reasonable notice for: (i) interviews, factual investigations, and providing declarations or affidavits that provide truthful information in connection with any Litigation or Audit; (ii) appearing at the request of Ocwen to give truthful testimony without requiring service of a subpoena or other legal process; (iii) volunteering to Ocwen pertinent information related to any Litigation or Audit; and (iv) turning over to Ocwen any documents relevant to any Litigation or Audit that are or may come into Individual’s possession. Notwithstanding anything to the contrary, Individual will have no obligation to act against his own legal or financial interests or to forgo any constitutional rights (including, but not limited to, in connection with any regulatory investigation), and this Section 8 will not affect his Indemnification Rights. Ocwen and agrees to reimburse Individual for his actual and reasonable expenses in performing any services pursuant to this Section 8 that are requested by Ocwen, provided that Individual promptly submits such expenses for reimbursement along with reasonable and customary supporting documentation for the same. Any such reimbursement shall be paid promptly after receipt by Ocwen of such materials from Individual, and in all events not later than six months from when Individual submitted his supporting documentation for the related expense to Ocwen.

9. Company Property and Confidential Proprietary Information.

Individual further agrees and covenants that Individual has not and will not remove from the Company premises any item belonging to the Company and its affiliates, including office equipment, files, business records or correspondence, customer lists, computer data and proprietary or confidential information (“Information”) and that Individual has not and will not disclose or use any Information and/or trade secrets of the Company and its affiliates. To the extent individual has Information in his possession, Individual agrees to return to the Company prior to the Termination Date all confidential and proprietary information and all other Company property, as well as all copies or excerpts of any property, files or documents obtained as a result of employment with the Company, except those items that the Company specifically agrees in writing to permit Individual to retain. Individual agrees to keep all such information confidential and not disclose or use the Information for any purpose, or divulge or disclose that Information to any person other than employees of the Company, except as compelled by legal process or pursuant to paragraph 6 and 7 of this Agreement. In addition, Individual reaffirms his obligations pursuant to the Intellectual Property and Confidentiality Agreement signed by him.

10. Post-Employment Restrictions.

Individual acknowledges that during his time of employment he was provided access to confidential information and Company’s clients, customers and others with whom the Company has formed valuable business arrangements. Therefore, the Individual agrees that he will refrain from using such confidential information to take any action that would interfere with, diminish or impair the valuable relationships that the Company has with its clients, customers and others with which the Company has business relationships or to which services are rendered. Because of the reasons stated above, the individual also agrees to refrain from using such confidential information to recruit or otherwise solicit for employment or induce to terminate the Company’s employment of or consultancy with, any person (natural or otherwise) who is or becomes an employee or consultant of the Company; or assist with others engaging in any of the foregoing. Further, the Individual agrees that he will not:

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(a) For a period of two (2) years following the date of this Agreement take any action that would interfere with, diminish or impair the valuable relationships that the Company has with its clients, customers and others with which the Company has business relationships or to which services are rendered;

(b) Recruit or otherwise solicit for employment or induce to terminate the Company’s employment of or consultancy with, any person (natural or otherwise) who is or becomes an employee or consultant of the Company, or hire any such employee or consultant who has left the employ of the Company within one (1) year after the termination or expiration of such employee’s or consultant’s employment with the Company, as the case may be; or

(c) Assist with others engaging in any of the foregoing.

11. Subpoena.

Except as provided in paragraphs 6, 7 and 8, Individual further agrees not to testify for, appear on behalf of, or otherwise assist in any way any individual or company in any claim against Ocwen except, unless, and only pursuant to a lawful subpoena or other legal process issued to Individual. If such a subpoena is issued, Individual will immediately notify Ocwen’s Legal Department and provide it with a copy of the subpoena, unless the subpoena reflects that Ocwen has already received a copy.

12. Action for Breach.

Violation of any provision of this Agreement by Individual will subject Individual to an action for breach of this Agreement, and an action to obtain reimbursement of all monies paid pursuant to Paragraph 2 of this Agreement.

13. Arbitration.

Any dispute arising out of or related in any way to this Agreement shall be settled exclusively by final and binding arbitration before a neutral arbitrator pursuant to the American Arbitration Association’s (“AAA”) Employment Arbitration Rules (“AAA’s Rules”), a copy of which is available at www.adr.org. In addition, Individual reaffirms the Pre-Employment Dispute Resolution Agreement and Employment Dispute Resolution Agreements signed by him. By way of example only, some of the types of claims subject to final and binding arbitration include claims alleging breach of this Agreement; or any claims the Company may have against Employee. This agreement to arbitrate extends to disputes with or claims against the Discharged Parties (as intended third party beneficiaries of this Agreement), and survives beyond the Effective Date. AAA’s Rules will govern the allocation of costs and expenses except as otherwise agreed and set forth below. If an employee initiates arbitration by submitting a written claim to the Company Human Resource Manager (or other designated representative of the Company), unless Employee elects otherwise, the Company (or the third party beneficiary, if applicable) will be responsible for the filing fee charged by AAA, as well as AAA’s daily administrative fees, the cost of hearing location, and the compensation and travel expenses of the Arbitrator. The arbitration hearing shall take place in St Croix, U.S. Virgin Islands.

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The Arbitrator shall have authority to hear and rule on a motion to dismiss and/or a motion for summary judgment by any party. The arbitrator shall also arbitrate the issue of arbitrability of any claim. The arbitrator shall decide all issues of arbitrability including, but not limited to, any defenses to arbitration based on waiver by litigation conduct, or any other type of waiver, delay, or like defense. The arbitrator shall also decide whether any and all conditions precedent to arbitrability have been fulfilled. All matters of substantive and procedural arbitrability shall be decided exclusively by arbitration.

Special Note: This agreement to arbitrate affects your legal rights. You may wish to seek legal advice if you have any question about the effect of this agreement to arbitrate on your rights.

14. Agreement of the Parties And Other Acknowledgements.

The parties agree that this Agreement sets forth all the promises and agreements between them and supersedes all prior and contemporaneous agreements, understandings, inducements or conditions, express or implied, oral or written, except as contained herein. Notwithstanding any term contained herein, Individual acknowledges and reaffirms his obligations in the Employee Intellectual Property Agreement (attached hereto) and understands that those obligations remain effective following his separation from the Company.

Both parties acknowledge that they have had the opportunity to freely consult, if they so desire, with attorneys of their own choosing prior to signing this document regarding the contents and consequences of this document. The parties understand that the payment and other matters agreed to herein are not to be construed as an admission of or evidence of liability for any violation of the law, willful or otherwise, by any person or entity.

Individual further acknowledges that he fully understands the terms and contents of this Agreement and voluntarily, knowingly, and without coercion enters into this Agreement.

The Parties acknowledge that this Agreement is deemed to have been drafted jointly by the parties and, in the event of a dispute, shall not be construed in favor of or against any party by reason of such party’s contribution to the drafting of the Agreement.

In the event any provision of this Agreement is determined to be unenforceable by any trier of fact, the remaining provisions of this Agreement shall nevertheless remain in full force and effect. In the event any claim or dispute arising out of or relating to this Agreement is determined to be non-arbitrable by an arbitrator or any court of law, the Parties hereby waive and give up the right to a trial by jury, and agree that any such claim or dispute will be settled by a court of the United Sates Virgin Islands having jurisdiction to do so and not by a jury. The Parties specifically agree that the Superior Court and the District Court of the United States Virgin Islands have sole and exclusive jurisdiction over any such claim or dispute determined to be non-arbitrable.

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15. Choice of Law, Jurisdiction and Venue and Jury Waiver.

It is the intention of the parties hereto that all questions with respect to the construction of this Agreement and the rights and liabilities of the parties hereunder shall be determined in accordance with the laws of the U.S. Virgin Islands, without regard to conflict of law principles. Any non-arbitrable dispute with respect to this Agreement or Individual’s employment with the Company which requires intervention by a court of law shall be decided in the district or federal courts located in St. Croix, Virgin Islands. The parties further expressly waive any and all objections they may have to venue in any such courts. The parties knowingly and voluntarily waive any right which either or both of them shall have to receive a trial by jury with respect to any claims, controversies or disputes which arise out of or relate to this Agreement or Individual’s employment with the Company.

16. No Admission of Liability.

Nothing in this Release Agreement shall be construed to be an admission of liability by the Company and its respective parent company, subsidiaries, affiliates, predecessors, successors and assigns, and their officers, directors, shareholders, principals, employees, insurers, and agents for any alleged violation of any of Individual’s statutory rights or any common law duty imposed upon the Company.

17. Successors and Assigns.

Except as otherwise provided in specific provisions above, this Release Agreement shall be binding upon and inure to the benefit of Individual, Individual’s spouse, Individual’s heirs, executors, administrators, designated beneficiaries and upon anyone claiming under Individual or Individual’s spouse, and shall be binding upon and inure to the benefit of the Company and its successors and assigns. Individual warrants and represents that, except as provided herein, no right, claim, cause of action or demand, or any part thereof, which Individual may have arising out of or in any way related to Individual’s employment with the Company, has been or will be assigned, granted or transferred in any way to any other person, entity, firm or corporation, in any manner, including by subrogation or by operation of marital property rights.

18. Exemption from § 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

All payments due under this Release Agreement will be paid no later than March 15, 2019. It is the intent of the Parties that all such payments are to be considered to be short-term deferrals to which Code Section 409A is not applicable by reason of Treasury Regulation Section 1.409A-1(b)(4).

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IN WITNESS WHEREOF, the parties hereby voluntarily and knowingly enter into this unconditional Agreement and Full Release.

/s/ Michael R. Bourque, Jr.
Michael R. Bourque, Jr.

OCWEN FINANCIAL CORPORATION

By:	/s/ Timothy M. Hayes
Title:	EVP and General Counsel

OCWEN MORTGAGE SERVICES, INC.

By:	/s/ Timothy M. Hayes
Title:	EVP and General Counsel

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Attachment A

Supplemental General Release and Acknowledgement

I, Michael R. Bourque, Jr., hereby generally release Ocwen Financial Corporation and Ocwen Mortgage Servicing, Inc., including without limitation their parents, subsidiaries and affiliates (hereafter “Ocwen” or the “Company”), from all claims arising since the date I signed the Separation Agreement and Full Release (“the Agreement”) pursuant to the same terms and conditions in the Agreement , all of which are incorporated herein by reference (including the 21 day review and 7 day revocation period), in exchange for an additional payment of $500.00, less applicable taxes and withholding. This payment will be tendered within 10 days after my return of this Supplemental General Release and Acknowledgment (“SGRA”) so long as I do not revoke this SGRA within 7 days of signing. I understand that I may not sign this SGRA prior to the Termination Date. I also hereby acknowledge that Ocwen Mortgage Servicing, Inc., including any and all parents, affiliates, subsidiaries and other related entities, has paid in full all compensation and benefits for all hours worked through and including the Termination Date as a result of services performed for the Company.

Signed this ___ day of ________________, 2018

Michael R. Bourque, Jr.

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Attachment B

Seven Day Right to Revocation

Acknowledgment Form

I, Michael R. Bourque, Jr., hereby acknowledge that Ocwen Financial Corporation tendered a Separation Agreement offer which I voluntarily agreed to accept on___________, 2018 a date at least seven days prior to today’s date.

I certify that seven calendar days have elapsed since my voluntary acceptance of this above-referenced offer (i.e. seven days have elapsed since the above date), and that I have voluntarily chosen not to revoke my acceptance of the above-referenced Separation Agreement.

Signed this ___ day of ________________, 2018

Michael R. Bourque, Jr.

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